Exhibit 10.1
August 13, 2007
Robert Van Buskirk
Dear Bob:
On behalf of RF Micro Devices, Inc., (“RFMD” or the “Company”), I am pleased to extend to you the following offer of employment. The title of your position will be President Multi-Market Products Group, reporting to Bob Bruggeworth, the Company’s CEO. As President of the Multi-Market Products Group, your responsibilities will include general management of the Multi-Market business group, new business development, and participation in the executive management team of the Company as a Section 16 officer. We believe you will find great opportunity and professional challenge at RFMD, where you will contribute to the success of a world-class organization.
This offer is contingent on the successful closing of the merger contemplated by the Agreement and Plan of Merger by which RFMD is to acquire Sirenza Micro Devices, Inc. (the “Merger”). If you accept this offer and remain employed by Sirenza through the closing date, its terms will become effective and binding upon the Company and you as of the date of such closing. If the Merger does not close, this offer shall be null and void, and even if accepted, shall not be binding on RFMD or on you.
This offer is contingent on your waiver of any and all right or entitlement to severance benefits in connection with the Merger or any other event, including, but not limited to, the termination of your employment with Sirenza. By accepting this offer, you specifically agree to waive all rights to the severance benefits (including but not limited to the acceleration of vesting of any stock awards you may hold) set forth in subsection E “Involuntary Termination” of Section X “Termination of Employment” of that certain Employment Agreement between you and Sirenza dated August 1, 2003 (“Employment Agreement”). Further, you expressly agree (i) that RFMD shall not assume any terms of the Employment Agreement, (ii) that acceptance of this offer of employment on the terms set forth herein shall not constitute a failure by Sirenza to obtain assumption of the Employment Agreement by a successor as set forth in subsection G.2.g of section X of the Employment Agreement, (iii) that you irrevocably waive your rights under such subsection to have the Employment Agreement assumed by RFMD or any other successor to Sirenza, and (iv) that you have not otherwise suffered, based on facts and circumstances in existence on the date hereof (including but not limited to the terms of this letter agreement), events that would give rise to a “change in duties, compensation or benefits” (as defined in the Employment Agreement).
Your starting salary will be $14,423.08 per bi-weekly pay period, which equates to an annual exempt salary of $375,000. You will be considered for salary increases based on performance and your contributions to the overall performance of RFMD.

You will be eligible to participate in the Company’s “Employee Cash Bonus Plan” at a target bonus of 75% of your base salary paid during the annual bonus performance period with a maximum bonus of 200% of your target bonus amount, subject to payroll withholding. Your bonus under the Employee Cash Bonus Plan for fiscal year 2008 will be prorated and will be based on the Company’s attainment of its performance objectives. Commencing with the Company’s FY 2009, (April 1, 2008), your bonus will be calculated in accordance with the terms of the Company’s Employee Cash Bonus Plan process.
Subject to approval by the Company’s Board of Directors, which is expected to be obtained on or about the Closing Date, and pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”), the Company will grant you a restricted stock award covering an amount of Company common stock equivalent to $600,000 calculated as of the Date of Closing (the “Stock Award”). The Stock Award will be subject to the terms and conditions of the Plan and the standard form of restricted stock award agreement thereunder. The Stock Award will vest as to one half of the shares subject to the Stock Award on the second anniversary of the closing date and one half on the third anniversary of the closing date “Vesting Date”), subject to your continued employment with the Company.
You hereby agree that you may not sell, pledge, transfer or dispose of any of the shares of the Company’s common stock that you receive in the Merger (the “Merger Shares”), or any interest in any Merger Shares for a period of one year following the effective date of the Merger; provided, however, that during each of the four consecutive three-month periods commencing on the effective date of the Merger, you may sell up to 30,000 Merger Shares, pursuant to the terms of a written plan, a copy of which you have provided to the Company on or before the effective date of the Merger, that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.
Your service with Sirenza will be recognized by RFMD for those benefits that vest according to service. As an RFMD employee, you will accrue vacation and sick days under the RFMD policies and procedures based on your years of service with Sirenza but in no event shall you receive less than twenty five (25) vacation days per calendar year. The Company will carry over your hours of accrued vacation/Paid Time Off (PTO) from your Sirenza account to your RFMD vacation account.
You will be provided with coverage under the various plans that comprise the RFMD Benefits Program. The eligibility dates and any applicable employee contributions for the Life, Medical and Dental Insurance, Long Term Disability Insurance and the 401(k) Plan vary and are detailed in the summary plan descriptions. These benefits and policies are reviewed on a regular basis and are subject to change at the discretion of RFMD.

In the event of a Change in Control subsequent to the commencement of your employment with RFMD, you will be eligible for the Change in Control benefits set forth in the Change of Control Agreement (which is enclosed).
Initially, you will work from RFMD’s Broomfield, Colorado facility. As soon as practical following the commencement of your employment, your full time employment will be based in RFMD’s corporate headquarters in Greensboro, North Carolina. In order to assist you in your move to Greensboro, RFMD has engaged Prudential Relocation Services. To help defray some of the additional taxes that you may incur, an adjustment will be made in an amount determined by RFMD for those relocation allowances that are considered to be taxable income under applicable IRS rules.
Your employment with RFMD will be “at will.” This means that either RFMD or you can terminate the employment relationship at any time with or without stated reason. Neither this letter nor any other documents or statements made to you should be considered by you, either expressly or by implication, as a contract of employment for a specific duration.
As a condition of your employment, you will be required to sign an Inventions, Confidentiality, and Non-Solicitation Agreement (which is enclosed) and a Non-Competition Agreement (which is enclosed) prior to the commencement of employment. This is done to enable us to protect RFMD proprietary information. We request that you sign and return this Agreement with your acceptance of employment as outlined below. This will confirm our understanding that there is no agreement, written or otherwise, that would prevent you from becoming employed with RFMD.
At the commencement of your employment, you will be required to provide documents which verify your identity and employment eligibility pursuant to federal immigration law requirements.
This offer letter, together with the Change in Control Agreement, the Inventions, Confidentiality, and Non-Solicitation Agreement, and the Non-Competition Agreement states our whole agreement with reference to your employment and relocation and replaces any prior written or oral statements between RFMD or Sirenza and you. The terms of this offer may not be modified except in writing and mutually agreed upon by the parties.
RF Micro Devices is a rapidly growing company in which your contributions will be valued. Our employees play an important role in the ongoing technical achievements that will enable RFMD to accomplish our mission “to be the premier supplier of low-cost, high-performance integrated circuits and solutions — enabling wireless connectivity.”
If you agree to accept the terms of this offer, the Change in Control Agreement, the attached Inventions, Confidentiality, and Non-Solicitation Agreement, and the Non-Competition Agreement please countersign all four documents and return them to me.

Sincerely,

RF MICRO DEVICES, INC.

/s/ Ralph Knupp

Ralph Knupp
Vice President, Human Resources

Accept:	/s/ Robert Van Buskirk	Date: 8-13-07

Start Date: Effective Date of Closing